EXHIBIT 10.11

PreCheck Health Services, Inc.

March 15, 2019

[name and address

of noteholder]

Re:	PreCheck Health Services, Inc.

Dear :

Reference is made to the Senior Convertible/Callable Promissory Note (the “Note”) dated March 20, 2018 in the principal amount of $80,250 issued by PreCheck Health Services, Inc., a Florida corporation formerly known as Nature’s Best Brands, Inc. and Hip Cuisine, Inc. (the “Company”), and the warrant (the “Warrant”) to purchase 75,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), both in the name of Doug Samuelson (the “Holder”).

This Letter confirms the agreement of the Holder and the Company as of December 31, 2018 that (i) the maturity date of the Note is extended to May 31, 2019, (ii) the Holder will not exercise or convert the Warrant or convert the Note prior to May 31, 2019, regardless of whether an Event of Default, as defined in the Note, shall have occurred, (iii) the Company will purchase the Note from the Holder, and the Holder will sell the Note to the Company or its designee, for a total consideration of $90,000 not later than May 31, 2019, (iv) the Company will purchase from the Holder, and the Holder will sell to the Company or its designee, the Warrant for $12,500 not later than May 31, 2019 contemporaneously with the sale of the Note; provided, however, that the Warrant shall not be purchased if the Holder gives the Company notice, as hereinafter provided, to convert the Warrant into 37,500 shares (the “Warrant Exchange Shares”) of Common Stock, (v) not request registration under the Securities Act of 1933 of the shares of Common Stock issuable upon conversion of the Warrant prior to May 31, 2019, (vi) if the Holder elects to convert the Warrant into the Warrant Exchange Shares, not publicly sell the Warrant Exchange Shares, whether pursuant to a registration statement, Rule 144, Rule 144A or Regulation S for 180 days after the Payment Date, and (vii) will not transfer or otherwise convey the Note or the Warrant unless the transferee shall agree to the provisions of this Letter.

The Holder and the Company agree that the Company’s failure to purchase the Note and the Warrant by May 31, 2018 shall be deemed an Event of Default under the Note; provided, however, that the Company shall not be required to purchase the Warrant if the Holder converts the Warrant into the Warrant Exchange Shares.

The Company shall give the Holder five days’ notice, which notice may be given by email to the Holder’s email address on the Company’s books and records, of the date on which the Company will purchase the Note and Warrant (the “Payment Date”), which shall be on or prior to May 31, 2019. If the Holder elects to take the Warrant Exchange Shares rather than the $12,500 purchase price for the Warrant, the Holder shall give the Company notice prior to the Payment Date, which notice may be given by email to the Company at the email address on the email giving notice of the Payment Date. If the Holder gives such notice, the Company shall promptly instruct its transfer agent to issue Warrant Exchange Shares which will be treated as restricted securities until the expiration of the 180-day period referred to in clause (vi) above.

[note holder]

March 15, 2019

This letter will amend the terms of the Note and Warrant and the purchase agreement dated March 20, 2018 between the Holder and the Company relating to the issuance of the Note and Warrant.

Very truly yours, PRECHECK HEALTH SERVICES, INC.

	By:	/s/ Lawrence Biggs
Lawrence Biggs, CEO
AGREED TO the 15th day of March, 2019

By:	/s/
Name: